NEWS COPY INFORMATION CONTACT:
 Kelly E. Wetzler
FOR IMMEDIATE RELEASE (314) 746-2217

VIASYSTEMS ANNOUNCES THIRD QUARTER 2009 RESULTS

ST. LOUIS, OCTOBER 26, 2009 – Viasystems, Inc. today announced consolidated financial results for the third quarter ended September 30, 2009.

Highlights

•	Strong sequential growth in most end markets
•	Operating income exceeds $1 million, versus losses in all three preceding quarters
•	Adjusted EBITDA increase of approximately 17% over the second quarter
•	New RMB200 million Chinese revolving credit facility (approx. US$29 million)
•	Cash on hand in excess of $110 million, resulting in $130 million of liquidity

“We believe the increase we experienced in third quarter bookings might be the beginning of a recovery for most of the markets Viasystems serves,” said David Sindelar, CEO of Viasystems.  “With our cost rationalization activities completed in the second quarter, we believe we are well positioned to take advantage of improvement in orders and shipments in most of our end markets.  Our focus during the next few months will be on achieving solid fourth quarter results and working toward the completion of the recently announced merger with Merix Corporation,” Sindelar said.

Financial Results

The Company reported net sales of $121.1 million for the three months ended September 30, 2009, which represents a slight increase over the three months ended June 30, 2009 and an approximate 38% decrease from net sales during the same period in 2008.  The sequential increase is due to strong demand in all of its end markets with the exception of telecommunications.  The decline from the prior year is due to reduced demand across most of the Company’s customer base in connection with the global economic recession that began during the second half of 2008.

Adjusted EBITDA for the three months ended September 30, 2009 is $15.5 million or 13% of net sales, which represents a 17% increase over the second quarter ended June 30, 2009 and a 38% decrease compared to the same period in 2008.

Product Segment Information

Net sales in the Company’s Printed Circuit Boards (“PCB”) segment for the third quarter are $85.2 million, or an approximate 10% increase over the second quarter of 2009.  This increase is driven largely by strengthening demand in the automotive end market as evidenced by an approximate 19% sequential increase in this end market.  The Company’s Assembly segment net sales are $35.9 million, which decreased by $3.4 million, or 9%, in the third quarter compared to the second quarter of 2009.  The decline is due to reduced demand for electro-mechanical solutions products (“E-M Solutions) in our telecommunications end market resulting from weak demand across most of our customer base and reduced government sponsored stimulus spending in China.

Balance Sheet

Cash on hand at September 30, 2009 is $110.7 million, slightly higher than the cash balance of $109.8 million at the end of the second quarter.  The working capital metrics reported by the Company for the third quarter are consistent with its historical trends.  Late in the third quarter, the Company announced that one of its Chinese subsidiaries had entered into a new local revolving credit facility with China Construction Bank for up to RMB200 million (approximately US$29.3 million).  In connection with the new revolving credit facility in China, the Company voluntarily terminated its previously existing Hong Kong based credit facility.  The Company ended the quarter with approximately $130.0 million of liquidity, including available cash and undrawn revolver.

Use of Non-GAAP Financial Measure

In addition to our condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA.”  Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance.  Adjusted EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flows or results of operations.  Our owners and management use Adjusted EBITDA as an additional measure of operating performance for matters including executive compensation and competitor comparisons.  The use of this non-GAAP measure provides an indication of our ability to service debt, and we consider it an appropriate measure to use because of our highly leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to our consolidated results of operations, such as interest expense, income tax expense and depreciation and amortization.  In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculation of other companies in our industry, limiting its usefulness as a comparative measure.

We use Adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding from EBITDA certain items that we believe are not indicative of our ongoing operating results or will not impact future operating cash flows which include restructuring and impairment charges and stock compensation.

A reconciliation of the Company’s non-GAAP financial measure is provided after the financials tables accompanying this press release.

About Viasystems

Viasystems, Inc. is a world-wide provider of complex multi-layer PCBs and electro-mechanical solutions.  The Company’s 11,200 employees serve more than 125 customers in the automotive, telecommunications, computer and data communications, and industrial and instrumentation/medical/consumer markets.  Additional information is available on the internet at www.viasystems.com.

Forward Looking Statements

This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon Viasystems' current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in Viasystems' filings with the Securities and Exchange Commission.

Please refer to the Company’s Form 10-Q filing for the third quarter ended September 30, 2009 available on the Company’s website and on the SEC’s website at sec.gov.

VIASYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	Three Months Ended

	September 30, 2009	June 30, 2009	September 30, 2008
Net Sales	$121,087	$120,561	$196,343
Operating Expenses:
Cost of goods sold, exclusive of items shown separately	96,101	97,323	158,580
Selling, general and administrative	10,456	11,455	13,249
Depreciation	12,538	12,614	13,550
Amortization	297	299	311
Restructuring and impairment	583	3,847	-
Operating income (loss)	1,112	(4,977)	10,653
Other expense (income):
Interest expense, net	5,466	5,514	5,411
Loss on early extinguishment of debt	729	-	-
Amortization of deferred financing costs	515	516	515
Other, net	133	224	509
(Loss) income before income taxes	(5,731)	(11,231)	4,218
Income tax provision	2,998	(1,020)	1,145
Net (loss) income	$(8,729)	$(10,211)	$3,073

VIASYSTEMS, INC. AND SUBSIDIARIES
EXCERPTS FROM CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	September 30, 2009	December 31, 2008
Cash(a)	$111,028	$83,356

Total Current Assets	249,578	261,938

Total Assets	544,467	586,042

Credit Facility Debt	10,000	15,500
Subordinated Notes & Capital Leases	205,167	205,163
Total Debt	215,167	220,663

Total Stockholder's Equity	172,556	199,294

Liquidity (unaudited)(b)	$130,025	$140,303

NOTE: Refer to Form 10-Q, as filed, for a complete condensed consolidated balance sheet.
(a)Includes restricted cash of $303 for 2009 and 2008, respectively.
(b)Equals unused and available borrowings under our Guangzhou 2009 Credit Facility plus unrestricted cash.

VIASYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2009	September 30, 2008
Operating Cash Flow	$44,333	$22,798

Investing Activities
Capital Expenditures	(14,689)	(42,623)
Proceeds from disposals of property	3,975	641
	(10,714)	(41,982)
Financing Activities
(Repayment) Borrowings of debt, net	(5,500)	17,000
Financing Fees	(447)	-
	(5,947)	17,000

Change in Cash	27,672	(2,184)

Beginning Cash	83,356	64,305

Ending Cash(a)	$111,028	$62,121

(a) Includes restricted cash of $303 for 2009 and 2008, respectively.

SUPPLEMENTAL INFORMATION
NET SALES AND BALANCE SHEET STATISTICS
($ in millions)
(Unaudited)

	Three Months Ended
	September 30, 2009		June 30, 2009		September 30, 2008
Net Sales by Segment
Printed Circuit Boards	$85.2	70%	$77.7	64%	$121.9	62%
E-M Solutions (Assembly)(a)	35.9	30%	39.3	33%	65.0	33%
Other(a)	-	-%	3.6	3%	9.4	5%
	$121.1	100%	$120.6	100%	$196.3	100%

(a) With the closure of our Milwaukee facility, we reclassified the operating results of the Milwaukee facility to "Other." Our segment results for prior periods have been reclassified for comparison purposes.

	Percentage of Net Sales
	Three Months Ended					Sequential Percent Change
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	Sept. 30, 2009/ June 30, 2009
Net Sales by End Market
Automotive	42%	36%	32%	38%	35%	19%
Telecom	19%	32%	32%	26%	25%	-40%
I&I/Med/Consumer	29%	24%	28%	28%	31%	20%
Computer/Datacom	10%	8%	8%	8%	9%	18%
	100%	100%	100%	100%	100%	100%

Working Capital Metrics	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008
Days Sales Outstanding	57.4	59.4	64.4	58.8	63.9
Inventory Turns	7.7	7.9	6.9	6.9	6.9
Days Payables Outstanding	74.2	67.7	60.3	55.1	63.7
Cash Cycle (Days)	30.2	37.2	56.4	55.7	52.0

SUPPLEMENTAL INFORMATION
Non-GAAP Adjusted EBITDA
(in millions)
(Unaudited)

	Three months ended
	September 30, 2009	June 30, 2009	September 30, 2008

Operating income (loss) (GAAP)	$1.1	$(5.0)	$10.7
Adjustments to operating income (loss):
Depreciation and amortization	12.8	12.9	13.9
Restructuring and impairment	0.6	3.8	-
Non-cash stock compensation expense	0.2	0.2	0.2
Costs related to Merix merger	0.8	1.4	-
Adjusted EBITDA	$15.5	$13.3	$24.8